Exhibit 1.2

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT, dated as of June 12, 2006 (this “Agreement”), is made by and between Powerwave Technologies, Inc., a Delaware corporation whose head office is at 1801 E. St. Andrew Place, Santa Ana, CA 92705, USA (“Powerwave”) and Filtronic plc, a company registered in England and Wales with company number 02891064 and having its registered office at The Waterfront, Salts Mill Road, Shipley, West Yorkshire BD18 3TT (“Filtronic”).

RECITALS:

A. In connection with the Agreement of even date herewith between Filtronic and Powerwave (the “Purchase Agreement”), Powerwave has agreed, upon the terms and subject to the conditions of the Purchase Agreement, to issue to Filtronic 20,700,000 shares (subject to adjustment in accordance with sub-clause 3.15 of the Purchase Agreement) of Powerwave’s common stock, US$0.0001 par value per share (the “Common Shares”).

B. In order to induce Filtronic to execute and deliver the Purchase Agreement, Powerwave has agreed to provide certain registration rights under the Securities Act and applicable state securities laws with respect to the Common Shares, and any shares of capital stock or other securities of Powerwave issued (pursuant to Section 3.16 of the Purchase Agreement or otherwise) or issuable from time to time (with any adjustments) in exchange for or otherwise with respect to the Common Shares (the “Registrable Securities”).

C. The registration rights granted hereunder are intended by the parties to facilitate the resale of the Registrable Securities by Filtronic, at its discretion, at any time after the Closing Date (defined in Section 1.1) in one or more block trades, underwritten public offerings or other transactions.

In consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Powerwave and Filtronic hereby agree as follows:

ARTICLE I

DEFINITIONS

Capitalized terms used and not otherwise defined herein have the respective meanings given them set forth in the Purchase Agreement. In addition, as used in this Agreement, the following terms have the following meanings:

1.1 “Closing Date” means the date of Completion.

1.2 “Completion” means the completion of the sale and purchase of the Common Shares pursuant to the Purchase Agreement.

1.3 “Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the City of New York.

1.4 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and applicable rules and regulations thereunder, or any similar successor statute.

1.5 “Registration Period” means the period between the Closing Date and the earlier of (i) the date on which all of the Registrable Securities have been sold by Filtronic pursuant to the Registration Statement, or (ii) the date on which all the Registrable Securities may be immediately sold by Filtronic without registration and without restriction as to the number of Registrable Securities to be sold, pursuant to Rule 144 or otherwise.

1.6 “Registration Statement” means a Registration Statement of Powerwave filed under the Securities Act.

1.7 The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a Registration Statement or statements in compliance with the Securities Act and pursuant to Rule 415 and the declaration or ordering of effectiveness of such Registration Statement by the SEC.

1.8 “Rule 415” means Rule 415 under the Securities Act, or any successor Rule providing for offering securities on a continuous basis, and applicable rules and regulations thereunder.

1.9 “SEC” means the United States Securities and Exchange Commission.

1.10 “Securities Act” means the Securities Act of 1933, as amended, and applicable rules and regulations thereunder, or any similar successor statute.

ARTICLE II

REGISTRATION

2.1 Registration Statement. In the event of Completion, Powerwave shall file with the SEC a Registration Statement on Form S-3 providing for the registration, and the resale by Filtronic (in one or more block trades, not more than one underwritten public offering or other transactions), of the Registrable Securities on or as soon as practicable after the Closing Date, and in no event later than two (2) Business Days after the Closing Date (the “Required Filing Date”). If Form S-3 is not available, Powerwave shall file a Registration Statement on such form as is available to effect a registration of all of the Registrable Securities. Powerwave’s obligations under this Section 2.1 are conditioned upon Filtronic’s compliance with its covenants set forth herein and in Section 6.4 of the Purchase Agreement.

2.2 Effectiveness of the Registration Statement. If not automatically and immediately effective upon filing, Powerwave will use its best efforts to cause the Registration Statement to be declared effective by the SEC as soon as practicable after filing, and in no event later than the 10th Business Day after the Closing Date (the “Required Effective Date”). However, so long as Powerwave filed the applicable Registration Statement on the Required Filing Date, (a) if the SEC takes the position that registration of the resale of the Registrable Securities by Filtronic is not available under applicable laws, rules and regulation and that Powerwave must register the offering of the Registrable Securities as a primary offering by Powerwave, or (b) if a Registration Statement receives SEC review, then the Required Effective Date will be the 30th day after the Closing Date. In the case of an SEC response described in clause (a), Powerwave will, within 10 Business Days after the date Powerwave receives such SEC response, file a Registration Statement as a primary offering. Powerwave’s best efforts will include, but not be limited to, promptly responding to all comments received from the staff of the SEC and filing with the SEC for acceleration in accordance with Rule 461 under the Securities Act as soon as practicable after receiving notification from the SEC that any Registration Statement will receive no action or review from the SEC. Once a Registration Statement is declared effective by the SEC, Powerwave will cause such Registration Statement to remain effective throughout the Registration Period, except as permitted under Section 3.5. Powerwave shall cause the Registration Statement (including the documents incorporated therein by reference), when declared effective, to comply as to form with all applicable requirements of the Securities Act and the Exchange Act and not to contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

2.3 Well-Known Seasoned Issuer; Eligibility to use Form S-3. Powerwave represents and warrants that it meets the requirements (i) of being a “well known seasoned issuer” by reason of paragraph (1)(i)(A) of the definition in Rule 405 of the Securities Act and (ii) for the use of Form S-3 for registration of the Registrable Securities for resale by Filtronic. Powerwave will file all reports required to be filed by Powerwave with the SEC in a timely manner so as to preserve its eligibility for the use of Form S-3 throughout the Registration Period. Powerwave shall use its best efforts to maintain its status as a “well known seasoned issuer” throughout the Registration Period.

ARTICLE III

ADDITIONAL OBLIGATIONS OF POWERWAVE

3.1 Continued Effectiveness of Registration Statement. Subject to the limitations set forth in Section 3.5, Powerwave will keep the Registration Statement covering the Registrable Securities effective under Rule 415 at all times during the Registration Period.

3.2 Amendments and Supplements to Registration Statement. Powerwave will prepare and file with the SEC such amendments (including post-effective amendments) and supplements to the Registration Statement and any prospectus used in connection with the Registration Statement as may be necessary or reasonably requested by Filtronic (taking into account the manner in which Filtronic intends to dispose of the Registrable Securities) to permit and facilitate resales of the Registrable Securities by Filtronic pursuant to the Registration Statement at all times during the Registration Period and, during such period, will comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities of Powerwave covered by the Registration Statement.

3.3 Furnishing Documentation. Powerwave will furnish to Filtronic, and to its legal counsel, and to any underwriter or placement agent engaged in connection with a disposition of the Registrable Securities, and to the legal counsel for such underwriter or placement agent, (a) promptly after such document is filed with the SEC, such number of conformed copies as may reasonably be requested of any Registration Statement filed pursuant to this Agreement and any amendments or supplements thereto, each preliminary prospectus and final prospectus and each amendment or supplement thereto; and (b) such number of copies of a prospectus, including a preliminary prospectus, and all amendments and supplements thereto, and such other documents, as Filtronic may reasonably request in order to facilitate the disposition of the Registrable Securities by Filtronic. Powerwave will promptly notify Filtronic by facsimile or email of the effectiveness of any Registration Statement covering the Registrable Securities, the filing of any amendment or supplement thereto and the effectiveness of any post-effective amendment thereto.

3.4 Additional Obligations. Powerwave shall (a) register and qualify the Registrable Securities covered by a Registration Statement under such other securities or blue sky laws of such jurisdictions as Filtronic reasonably requests, (b) prepare and file in those jurisdictions any amendments (including post-effective amendments) and supplements to such registrations and qualifications as may be necessary to maintain their effectiveness during the Registration Period, (c) take any other actions necessary to maintain such registrations and qualifications in effect at all times during the Registration Period, (d) take any other actions reasonably necessary or advisable to qualify the Registrable Securities for sale in such jurisdictions, (e) to cause, prior to the effective date of any Registration Statement, all Registrable Securities covered by such Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable Filtronic to consummate the disposition of such Registrable Securities in one or more block trades, underwritten public offerings or other transactions, and (f) take any other actions reasonably requested by Filtronic in connection therewith. Notwithstanding the foregoing, Powerwave is not required, in connection with such obligations, to (i) qualify to do business in any jurisdiction where it would not otherwise be required to qualify pursuant to applicable law, (ii) subject itself to general taxation in any jurisdiction where it would not otherwise be subject to general taxation pursuant to applicable law, (iii) file a general consent to service of process in any jurisdiction where it would not otherwise be required to do so pursuant to applicable law, (iv) provide any undertakings that cause material expense or material burden to Powerwave, or (v) make any change in its charter or bylaws, which in each case the Board of Directors of Powerwave determines to be contrary to the best interests of Powerwave and its stockholders.

3.5 Suspension of Registration.

(a) Powerwave will notify (by telephone and also by facsimile and reputable overnight courier) Filtronic of the happening of any event of which Powerwave has knowledge as a result of which the prospectus included in the Registration Statement covering the Registrable Securities as then in effect includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, if in the opinion of counsel for Powerwave, it is necessary to supplement or amend such Registration Statement to comply with law. Powerwave will make such notification as promptly as practicable (but in no event more than two (2) Business Days after Powerwave becomes aware of the event), will promptly prepare and file a supplement or amendment to the Registration Statement to correct such untrue statement or omission (but in no event more than ten (10) days after Powerwave becomes aware of the event), and will deliver such number of copies of such supplement or amendment to Filtronic as Filtronic may reasonably request.

(b) Notwithstanding the obligations under Section 3.5(a), if in the good faith judgment of Powerwave, following consultation with legal counsel, it would be detrimental to Powerwave and its stockholders for resales of Registrable Securities to be made pursuant to the Registration Statement (i) due to the existence of a material development or potential material development involving Powerwave which Powerwave would be obligated to disclose in the Registration Statement, but which disclosure would be premature or otherwise inadvisable at such time or would reasonably be expected to have a material adverse effect upon Powerwave and its stockholders or (ii) because it would materially interfere with an underwritten offering of securities commenced by Powerwave, Powerwave will have the right to suspend the use of the Registration Statement for a period of not more than twenty (20) days (or forty-five (45) days if the material development or potential material development relates to a material acquisition or, in the case of (ii) above, an underwritten offering of securities), provided, however, that Powerwave may so defer or suspend the use of the Registration Statement no more than one time in any twelve-month period; and provided further, however, that Powerwave may only elect to suspend registration under clause (ii) above if (A) Powerwave has complied with the provisions of Section 3.8 and (B) Filtronic has not, prior to the date upon which Powerwave gave Filtronic notice of the proposed underwritten public offering pursuant to Section 3.8(a), provided notice to Powerwave pursuant to Section 3.7(a), which notice has not been withdrawn by Filtronic.

(c) Subject to Powerwave’s rights under this Section 3.5, Powerwave will use its best efforts to prevent the issuance of any stop order or other suspension of effectiveness of a Registration Statement and, if such an order is issued, will use its best efforts to obtain the withdrawal of such order at the earliest possible time and to notify Filtronic of the issuance of such order and the resolution thereof within two (2) Business Days after such any such event.

(d) Notwithstanding anything to the contrary contained herein or in the Purchase Agreement, if the use of the Registration Statement is suspended by Powerwave, Powerwave will promptly (but in no event more than one (1) Business Day thereafter) give notice of the suspension to Filtronic, and will promptly (but in no event more than one (1) Business Day thereafter) notify Filtronic as soon as the use of the Registration Statement may be resumed.

3.6 Review by Filtronic. Powerwave will permit legal counsel, designated by Filtronic (“Filtronic’s Counsel”), to review any Registration Statement and all amendments and supplements thereto (as well as all requests for acceleration or effectiveness thereof and responses to any comments from the SEC or its staff) a reasonable amount of time (but at least five (5) Business Days) prior to their filing with the SEC, and will not file any document in a form to which such counsel reasonably objects, unless otherwise required by law in the opinion of Powerwave’s counsel. The sections of any such Registration Statement including information with respect to Filtronic, Filtronic’s beneficial ownership of securities of Powerwave or Filtronic’s intended method of disposition of Registrable Securities must conform to the information provided to Powerwave by Filtronic or Filtronic’s Counsel. Powerwave shall furnish to Filtronic’s Counsel, without charge, copies of any correspondence from the SEC or the staff of the SEC to Powerwave or its representatives relating to any Registration Statement covering the Registrable Securities.

3.7 Underwritten Offering.

(a) If Powerwave shall at any time receive a written notice from Filtronic requesting an underwritten public offering of the Registrable Securities under any Registration Statement, Powerwave shall, subject to the terms and conditions hereof, be obligated to use its best efforts to facilitate such proposed underwritten public offering as soon as is practicable. The investment banker or investment bankers that will mange any such underwritten offering will be nationally recognized underwriters selected by Filtronic. Powerwave shall be obligated to facilitate only one underwritten public offering of the Registrable Securities, regardless of the number of Registrable Securities included in such offering or the terms or conditions thereof.

(b) If any Registrable Securities are to be distributed by or through one or more underwriters pursuant to this Section 3.7, Filtronic shall become party to the underwriting agreement between Powerwave and such underwriters, provided, however, that, Filtronic shall not be obligated to make any representations or warranties to or agreements with Powerwave or the underwriters other than representations, warranties or agreements regarding Filtronic and Filtronic’s intended method of distribution and any other representation required by law.

(c) At the reasonable request of Filtronic in connection with an underwritten public offering of any Registrable Securities pursuant to this Section 3.7, Powerwave shall furnish to each underwriter in such underwritten public offering with a copy to Filtronic, on such date as Filtronic may reasonably request, (i) a “comfort” letter, dated such date, from Powerwave’s independent certified public accountants in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to such underwriters, and (ii) an opinion, dated as of such date, of counsel representing Powerwave, in form, scope and substance as is customarily given in an underwritten public offering, addressed to such underwriters. Upon the reasonable request of Filtronic or an underwriter in connection with an underwritten public offering of any Registrable Securities pursuant to this Section 3.7, Powerwave shall perform such additional tasks as are customarily performed by an issuer in connection with an underwritten public offering, including making members of Powerwave’s senior management available to participate in a roadshow.

(d) In the event of an underwritten offering contemplated hereby, Powerwave shall not, without the prior written consent of Filtronic, during the applicable Lock-Up Period (as defined below): (A) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any equity securities of Powerwave or any securities convertible into or exercisable or exchangeable for equity securities of Powerwave or (B) enter into any swap or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of equity securities of Powerwave, whether any such transaction described in clause (A) or (B) above is to be settled by delivery of Powerwave’s common stock or other securities, in cash or otherwise; provided, however, that, Powerwave may issue shares of its common stock or options to purchase its common stock pursuant to its 1995 Stock Option Plan, 1996 Stock Incentive Plan, 1996 Director Stock Option Plan, 2000 Stock Option Plan, 2002 Stock Option Plan or 2005 Stock Incentive Plan or other stock option plans or arrangements or upon conversion of its outstanding 1.25% subordinated convertible notes issued in July 2003 and 1.875% subordinated convertible notes issued in November 2004. As used in this Section 3.7(d), “Lock-Up Period” means the period commencing on the date Powerwave receives written notice from Filtronic under Section 3.7(a), and ending on the earlier of (i) 60 days after the date of the final prospectus or prospectus supplement for such underwritten offering or (ii) 90 days after the date Powerwave receives written notice from Filtronic under Section 3.7(a).

(e) Powerwave shall promptly incorporate in a prospectus supplement or post-effective amendment to the Registration Statement such information as may be necessary to effect the sale of Registrable Securities in an underwritten offering pursuant to this Section 3.7 and make all required filings of such prospectus supplement or post-effective amendment as soon as reasonably practicable after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment.

3.8 Piggyback Rights.

(a) Should Powerwave propose to engage in or facilitate an underwritten public offering of Common Shares or any other securities convertible into or exercisable or exchangeable for Common Shares other than in accordance with Section 3.7, Powerwave shall give Filtronic notice of such proposed underwritten public offering (a “Piggyback Offering”) at least 20 days prior to the filing of a registration statement, prospectus supplement or final prospectus in connection therewith. At the written request of Filtronic delivered to Powerwave within 10 days after the receipt of the notice from Powerwave, which request shall state the number of Registrable Securities that Filtronic wishes to sell or distribute publicly in the Piggyback Offering, Powerwave shall include the Registrable Securities requested in the Piggyback Offering (the “Piggyback Securities”).

(b) Filtronic shall not be entitled to include any securities in any Piggyback Offering unless Filtronic shall have agreed in writing to sell such securities on the same terms and conditions as shall apply to the securities (other than Piggyback Securities) to be included in such Piggyback Offering. Powerwave shall use its best efforts to cause all Piggyback Securities to be included in the underwriting on the same terms and conditions as the securities (other than Piggyback Securities) being sold through the underwriters.

(c) If the managing underwriters of any Piggyback Offering advise Powerwave in writing that in their good faith judgment the number of securities to be included in the Piggyback Offering exceeds the number that can be sold in the offering in light of marketing factors or because the sale of a greater number would adversely affect the price of the Registrable Securities to be sold in such Piggyback Offering, then the total number of securities the underwriters advise can be included in such Piggyback Offering shall be allocated (A) first, to the securities Powerwave proposes to issue and sell for its own account; (B) second, to the Piggyback Securities held by Filtronic; and (C) third, among any securities Powerwave proposes to register for sale by any person (other than a holder of Piggyback Securities) in such Piggyback Offering in accordance with any contractual provisions binding on Powerwave and/or the holders of such securities or, if no contractual provisions apply, as Powerwave may determine, provided, however, that in the event that Filtronic had provided notice of its intention to engage in an underwritten offering pursuant to Section 3.7(a) prior to receiving notice from Powerwave under Section 3.8(a), then the total number of securities the underwriters advise can be included in such Piggyback Offering shall be allocated (x) first, to the Piggyback Securities held by Filtronic; (y) second, to the securities Powerwave proposes to issue and sell for its own account; and (z) third, among any securities Powerwave proposes to register for sale by any person (other than a holder of Piggyback Securities) in such Piggyback Offering in accordance with any contractual provisions binding on Powerwave and/or the holders of such securities or, if no contractual provisions apply, as Powerwave may determine.

(d) No Piggyback Offering shall be deemed to constitute the one underwritten public offering of the Registrable Securities that Powerwave is required to facilitate pursuant to Section 3.7(a).

3.9 Confidentiality. Powerwave shall hold in confidence and not make any disclosure of information concerning Filtronic provided to Powerwave in connection with a Registration Statement unless (i) disclosure of such information is necessary to comply with federal or state securities laws, (ii) the disclosure of such information is necessary to avoid or correct a material misstatement or omission in any Registration Statement, (iii) the release of such information is ordered pursuant to a subpoena or other final, non-appealable order from a court or governmental body of competent jurisdiction, or (iv) such information has been made generally available to the public other than by disclosure in violation of this Agreement or any other agreement. Powerwave agrees that it shall, upon learning that disclosure of such information concerning Filtronic is sought in or by a court or governmental body of competent jurisdiction or through other means, give prompt written notice to Filtronic and at Filtronic’s reasonable instruction, at Powerwave’s expense, undertake appropriate action to prevent disclosure of, or obtain a protective order for, such information.

3.10 Nasdaq Listing. Powerwave’s common stock is, at the date hereof, quoted on the Nasdaq National Market (“Nasdaq”). Powerwave shall cause all of the Registrable Securities covered by any Registration Statement to be listed on Nasdaq on or prior to the effective date of such Registration Statement. Powerwave shall pay all fees and expenses in connection with satisfying the requirements of this Section 3.10.

3.11 Share Certificates. Powerwave will cooperate with Filtronic to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legends) representing Registrable Securities to be offered pursuant to the Registration Statement and will enable such certificates to be in such denominations or amounts as Filtronic may request.

3.12 Plan of Distribution. At the request of Filtronic, Powerwave will promptly prepare and file with the SEC such amendments (including post-effective amendments) and supplements to the Registration Statement covering the Registrable Securities, and the prospectus used in connection with the Registration Statement covering the Registrable Securities, as may be necessary in order to change the plan of distribution set forth in such Registration Statement.

3.13 Securities Laws Compliance. Powerwave will comply with all applicable laws related to any Registration Statement relating to the offer and sale of Registrable Securities and with all applicable rules and regulations of governmental authorities in connection therewith (including, without limitation, the Securities Act, the Exchange Act, and the rules and regulations promulgated by the SEC).

3.14 Further Assurances. Powerwave will take all other reasonable actions as Filtronic may reasonably request to expedite and facilitate disposition by Filtronic of the Registrable Securities pursuant to a Registration Statement.

ARTICLE IV

OBLIGATIONS OF FILTRONIC

4.1 Filtronic Information. As a condition to the obligations of Powerwave to complete any registration pursuant to this Agreement with respect to the Registrable Securities, Filtronic will furnish to Powerwave such information regarding itself, the Registrable Securities held by it and the intended method of disposition of the Registrable Securities held by it as is reasonably required by Powerwave to effect the registration of the Registrable Securities. At least fifteen (15) Business Days prior to the first anticipated filing date of a Registration Statement for any registration under this Agreement, Powerwave will notify Filtronic of the information Powerwave requires from Filtronic, which shall be completed and delivered to Powerwave no later than five (5) Business Days thereafter.

4.2 Suspension of Sales. Upon receipt of any notice from Powerwave of the happening of any event of the kind described in Section 3.5, Filtronic will immediately discontinue disposition of Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until it receives copies of the supplemented or amended prospectus contemplated by Section 3.5. If so directed by Powerwave, Filtronic will deliver to Powerwave (at the expense of Powerwave) or destroy (and deliver to Powerwave a certificate of destruction) all copies in Filtronic’s possession (other than a limited number of file copies) of the prospectus covering such Registrable Securities that is current at the time of receipt of such notice.

ARTICLE V

EXPENSES OF REGISTRATION

Powerwave will bear all expenses, other than underwriting discounts and commissions, and transfer taxes, if any, incurred in connection with registrations, filings or qualifications, and any underwritten offering, pursuant to Articles II and III of this Agreement, including, without limitation, all registration, listing and qualification fees, printers and accounting fees, the fees and disbursements of counsel for Powerwave, the reasonable fees and disbursements of Filtronic’s Counsel, all fees and expenses of complying with applicable securities or blue sky laws, and any disbursements of underwriters customarily paid by issuers of securities in connection with an underwritten resale of such issuers’ shares.

ARTICLE VI

INDEMNIFICATION

In the event that any Registrable Securities are included in a Registration Statement under this Agreement:

6.1 To the extent permitted by law, Powerwave will indemnify, defend and hold harmless Filtronic and any directors or officers of Filtronic and any person who controls Filtronic within the meaning of the Securities Act or the Exchange Act (each, a “Filtronic Indemnified Person”) against any losses, claims, damages, expenses or liabilities (collectively, and together with actions, proceedings or inquiries by any regulatory or self-regulatory organization, whether commenced or threatened in respect thereof, “Claims”) to which any of them become subject under the Securities Act, the Exchange Act or otherwise, insofar as such Claims arise out of or are based upon any of the following statements, omissions or violations in a Registration Statement filed pursuant to this Agreement, any post-effective amendment thereof or any prospectus included therein: (a) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any post-effective amendment thereof or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, (b) any untrue statement or alleged untrue statement of a material fact contained in the prospectus or any preliminary prospectus (as it may be amended or supplemented) or the omission or alleged omission to state therein any material fact necessary to make the statements made therein, in light of the circumstances under which the statements therein were made, not misleading, or (c) any violation or alleged violation by Powerwave of the Securities Act, the Exchange Act or any other law, including without limitation any state securities law or any rule or regulation thereunder (the matters in the foregoing clauses (a) through (c) being, collectively, “Violations”). Subject to the restrictions set forth in Section 6.4 with respect to the number of legal counsel, Powerwave will reimburse Filtronic and each such attorney, accountant, underwriter or controlling person and each such other Filtronic Indemnified Person, promptly as such expenses are incurred and are due and payable, for any legal fees or other reasonable expenses incurred by them in connection with investigating or defending any Claim. Notwithstanding anything to the contrary contained herein, the indemnification agreement contained in this Section 6.1 (i) does not apply to a Claim by a Filtronic Indemnified Person arising out of or based upon a Violation that occurs (A) in reliance upon and in conformity with information furnished in writing to Powerwave by a Filtronic Indemnified Person expressly for use in the Registration Statement or any such amendment thereof or supplement thereto, if such prospectus or supplement thereto was timely made available by Powerwave pursuant to Section 3.3 hereof, or (B) as a result of sales by Filtronic following receipt of any notice from Powerwave of the happening of any event of the kind described in Section 3.5, until it receives copies of the supplemented or amended prospectus contemplated by Section 3.5; and (ii) does not apply to amounts paid in settlement of any Claim if such settlement is made without the prior written consent of Powerwave, which consent will not be unreasonably withheld. This indemnity will remain in full force and effect regardless of any investigation made by or on behalf of a Filtronic Indemnified Party.

6.2 In connection with any Registration Statement in which Filtronic is participating, absent any negligence or intentional misconduct of Powerwave, Filtronic will indemnify and hold harmless, to the same extent and in the same manner set forth in Section 6.1 above, Powerwave, each of its directors, each of its officers who signs the Registration Statement and each person, if any, who controls Powerwave within the meaning of the Securities Act or the Exchange Act (each a “Powerwave Indemnified Person”) against any Claim to which any of them may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such Claim arises out of or is based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished to Powerwave by Filtronic pursuant to Section 4.1 expressly for use in such Registration Statement. For clarification, information furnished to Powerwave by Filtronic pursuant to Section 4.1 shall not be deemed to include, and Powerwave shall not be entitled to indemnification under this Section 6.2 for Violations or Claims arising out of or based upon, any information furnished to Powerwave by Filtronic for use in the Purchaser Form 8-K in accordance with

Section 6.4 of the Purchase Agreement. Subject to the restrictions set forth in Section 6.4 with respect to the number of legal counsel, Filtronic will promptly reimburse each Powerwave Indemnified Person for any legal or other expenses (promptly as such expenses are incurred and due and payable) reasonably incurred by them in connection with investigating or defending any such Claim. However, the indemnity agreement contained in this Section 6.2 does not apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of Filtronic, which consent will not be unreasonably withheld, and the liability of Filtronic for indemnification under this Article VI (together with any contribution required under Article VII and any other obligations of Filtronic under this Agreement) will be limited to an aggregate amount of no more than the net proceeds resulting from the sale by Filtronic of Registrable Securities pursuant to any Registration Statement. This indemnity will remain in full force and effect regardless of any investigation made by or on behalf of a Powerwave Indemnified Party.

6.3 If any proceeding shall be brought or asserted against any person entitled to indemnity under Sections 6.1 or 6.2 hereof (an “Indemnified Party”), such Indemnified Party promptly shall notify the person from whom indemnity is sought (the “Indemnifying Party”) in writing, and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all reasonable fees and expenses incurred in connection with defense thereof; provided, however, that the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Agreement, except (and only) to the extent that it shall be finally determined by a court of competent jurisdiction (which determination is not subject to appeal or further review) that such failure shall have proximately and materially adversely prejudiced the Indemnifying Party, and then only to the extent the Indemnifying Party has been so prejudiced.

6.4 An Indemnified Party shall have the right to employ separate counsel in any such proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be borne by such Indemnified Party or Indemnified Parties unless: (i) the Indemnifying Party has agreed in writing to pay such fees and expenses; (ii) the Indemnifying Party shall have failed promptly to assume the defense of such proceeding and to employ counsel reasonably satisfactory to such Indemnified Party in any such proceeding; or (iii) the named parties to any such proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have been advised by counsel that a conflict of interest is likely to exist if the same counsel were to represent such Indemnified Party and the Indemnifying Party (in which case, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense thereof and the reasonable expenses of such counsel shall be paid by the Indemnifying Party; provided, however, that in no event shall the Indemnifying Party be responsible for the fees and expenses of more than one separate counsel). The Indemnifying Party shall not be liable for any settlement of any such proceeding effected without its written consent, which consent shall not be unreasonably withheld. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending proceeding in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on Claims that are the subject matter of such proceeding.

6.5 Subject to the foregoing, all reasonable fees and expenses of the Indemnified Party (including fees and expenses to the extent incurred in connection with investigating or preparing to defend such proceeding in a manner not inconsistent with this Section) shall be paid to the Indemnifying Party, as incurred, within ten (10) Business Days of written notice thereof to the Indemnifying Party, which notice shall be delivered no more frequently than on a monthly basis (regardless of whether it is ultimately determined that an Indemnified Party is not entitled to indemnification hereunder; provided, that the Indemnifying Party may require such Indemnified Party to undertake to reimburse the Indemnifying Party for all such fees and expenses paid by the Indemnifying Party to the extent it is finally judicially determined that such Indemnified Party is not entitled to indemnification hereunder).

ARTICLE VII

CONTRIBUTION

To the extent that any indemnification provided for herein is prohibited or limited by law, the indemnifying party will make the maximum contribution with respect to any amounts for which it would otherwise be liable under Article VI to the fullest extent permitted by law. However, (a) no contribution will be made under circumstances where the maker would not have been liable for indemnification under the fault standards set forth in Article VI (without giving effect to any prohibition or limitation or indemnification under applicable law), (b) no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution for any material misstatement or omission from any person who was not guilty of such fraudulent misrepresentation with respect thereto, and (c) the liability of Filtronic for contribution under this Article VII (together with any indemnification required under Section 6.2 and any other obligations of Filtronic under this Agreement) will be limited to an aggregate amount of no more than the net proceeds generated from the sale by Filtronic of the Registrable Securities pursuant to any Registration Statement.

ARTICLE VIII

EXCHANGE ACT REPORTING

In order to make available to Filtronic the benefits of Rule 144 or any similar rule or regulation of the SEC that may at any time permit Filtronic to sell securities of Powerwave to the public without registration, Powerwave will:

(a) file with the SEC in a timely manner, and make and keep available, all reports and other documents required of Powerwave under the Securities Act and the Exchange Act so long as Powerwave remains subject to such requirements and file and make available such reports and other documents as required for the applicable provisions of Rule 144; and

(b) furnish to Filtronic, so long as Filtronic holds Registrable Securities, promptly upon Filtronic’s request, (i) a written statement by Powerwave that it has complied with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, (ii) a copy of the most recent annual or quarterly report of Powerwave and such other reports and documents filed by Powerwave with the SEC and (iii) such other information as may be reasonably requested by Filtronic to permit Filtronic to sell such securities pursuant to Rule 144 without registration.

ARTICLE IX

MISCELLANEOUS

9.1 Termination. In the event that the Purchase Agreement is terminated for any reason prior to the Closing Date, this Agreement, and each party’s rights and obligations hereunder, shall automatically terminate without any further action of the parties and shall be of no further force and effect.

9.2 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (a) if personally delivered, when so delivered, (b) if mailed, two (2) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below, (c) if given by telex or telecopier, once such notice or other communication is transmitted to the telex or telecopier number specified below and the appropriate answer back or telephonic confirmation is received, provided, however, that, such notice or other communication is promptly thereafter mailed in accordance with the provisions of clause (b) above, or (d) if sent through an overnight delivery service in circumstances in which such service guarantees next day delivery, the day following being so sent:

If to Powerwave:	Powerwave Technologies, Inc.
1801 E. St. Andrew Place
Santa Ana, CA 92705
United States
Attention: Chief Financial Officer

With copy to:	Stradling Yocca Carlson & Rauth
660 Newport Center Drive
Suite 1600
Newport Beach, CA 92660
United States
Attention: Mark Skaist

If to Filtronic:	Filtronic plc
The Waterfront
Salts Mill Road
Saltaire, Shipley
West Yorkshire
BD18 3TT
United Kingdom
Attention: Company Secretary & General Counsel

With copy to:	Gibson, Dunn & Crutcher LLP
Telephone House
2-4 Temple Avenue
London
EC4Y 0HB
United Kingdom
Attention: Kenneth R. Lamb

Any party may give any notice, request, demand, claim or other communication hereunder using any other means (including ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

9.3 Waiver. Failure of any party to exercise any right or remedy under this Agreement or otherwise, or delay by a party in exercising such right or remedy, does not operate as a waiver thereof.

9.4 Governing Law. This Agreement will be governed by and interpreted in accordance with the laws of the State of New York without regard to the principles of conflict of laws. The parties hereto hereby submit to the exclusive jurisdiction of the United States federal and state courts located in the State of New York with respect to any dispute arising under this Agreement, the agreements entered into in connection herewith or the transactions contemplated hereby or thereby.

9.5 Severability. If any provision of this Agreement is invalid or unenforceable under any applicable statute or rule of law, then such provision will be deemed modified in order to conform with such statute or rule of law. Any provision hereof that may prove invalid or unenforceable under any law will not affect the validity or enforceability of any other provision hereof.

9.6 Entire Agreement. This Agreement and the Purchase Agreement (including all schedules and exhibits thereto) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to the subject matter hereof.

9.7 Successors and Assigns. This Agreement inures to the benefit of and is binding upon the successors and assigns of each of the parties hereto, including, without the need for an express assignment or any consent by Powerwave thereto, subsequent holders of the Registrable Securities. Except as provided in the preceding sentence, the rights of a Filtronic hereunder are not assignable without Powerwave’s prior written consent. Upon any transfer or assignment of Filtronic’s rights hereunder, Powerwave shall take whatever action may be required to identify the relevant assignee in any Registration Statement or any prospectus supplement thereto as may be required by the SEC.

9.8 Headings. The headings of this Agreement are for convenience of reference only, are not part of this Agreement and do not affect its interpretation.

9.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which is deemed an original but all of which constitute one and the same agreement. This Agreement, once executed by a party, may be delivered to the other party hereto by facsimile transmission, and facsimile signatures are binding on the parties hereto.

9.10 Further Assurances. Each party will do and perform, or cause to be done and performed, all such further acts and things, and will execute and deliver all other agreements, certificates, instruments and documents, as another party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

9.11 No Strict Construction. The language used in this Agreement is deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

IN WITNESS WHEREOF, the Filtronic and Powerwave have caused this Registration Rights Agreement to be duly executed as of the date first above written.

POWERWAVE:

POWERWAVE TECHNOLOGIES, INC.

By:	/s/ Kevin Michaels
Name:	Kevin Michaels
Title:	Chief Financial Officer

FILTRONIC:

FILTRONIC plc

By:	/s/ J. David Rhodes
Name:	J. David Rhodes
Title:	Group Chief Executive Officer